Bitwise Bitcoin ETF POS EX

Exhibit 10.4

COINBASE PRIME BROKER AGREEMENT

General Terms and Conditions

1.	Introduction

This agreement (including, the Coinbase Custody Custodial Services Agreement attached hereto as Exhibit A (the “Custody Agreement”), the Coinbase Master Trading Agreement attached hereto as Exhibit B (the “MTA”), and all other exhibits, addenda and supplements attached hereto or referenced herein, collectively, the “Coinbase Prime Broker Agreement”), is entered into by and between Bitwise Bitcoin ETP Trust, (“Client”), and Coinbase, Inc. (“Coinbase”), on behalf of itself and as agent for Coinbase, Coinbase Custody Trust Company, LLC (“Coinbase Custody”), and, as applicable, Coinbase Credit, Inc. (“Coinbase Credit,” and collectively with Coinbase and Coinbase Custody, the “Coinbase Entities”). This Coinbase Prime Broker Agreement sets forth the terms and conditions pursuant to which the Coinbase Entities will open and maintain the prime broker account (the “Prime Broker Account”) for Client and provide services relating to custody, trade execution, lending or post-trade credit (if applicable), and other services (collectively, the “Prime Broker Services”) for certain digital assets (“Digital Assets”) as set forth herein. Client and the Coinbase Entities (individually or collectively, as the context requires) may also be referred to as a “Party”. Capitalized terms not defined in these General Terms and Conditions (the “General Terms”) shall have the meanings assigned to them in the respective exhibit, addendum or supplement. In the event of a conflict between these General Terms and any exhibit, addendum or supplement hereto, then the document governing the specific relevant Prime Broker Service shall control in respect of such Prime Broker Service.

2.	Conflicts of Interest Acknowledgement

Client acknowledges that the Coinbase Entities may have actual or potential conflicts of interest in connection with providing the Prime Broker Services including that (i) Orders (as such term is defined in the MTA) may be routed to Coinbase’s exchange platform where Orders may be executed against other Coinbase customers or with Coinbase acting as principal, (ii) the beneficial identity of the purchaser or seller with respect to an Order is unknown and therefore may inadvertently be another Coinbase client, (iii) Coinbase does not engage in front-running, but is aware of Orders or imminent Orders and may execute a trade for its own inventory (or the account of an affiliate) while in possession of that knowledge and (iv) Coinbase may act in a principal capacity with respect to certain Orders (e.g., to fill residual Order size when a portion of an Order may be below the minimum size accepted by the Connected Trading Venues (as defined in the MTA). As a result of these and other conflicts, the Coinbase Entities may have an incentive to favor their own interests and the interests of their affiliates over a particular Client’s interests and has in place certain policies and procedures in place that are designed to mitigate such conflicts.

3.	Account Statements

Client authorizes Coinbase to combine information regarding all Prime Broker Services activities into a single statement. Coinbase will provide Client with an electronic account statement every month, at a minimum. Each account statement will identify the amount of cash and each Digital Asset in Client’s Prime Broker Account at the end of the period and set forth all Prime Broker Account activity during that period.

4.	Client Instructions

4.1	In a written notice to Coinbase, Client may designate persons and/or entities authorized to act on behalf of Client with respect to the Prime Broker Account (the “Authorized Representative”). Upon such designation, Coinbase may rely on the validity of such appointment until such time as Coinbase receives Instructions from Client revoking such appointment or designating a new Authorized Representative.

4.2	The Coinbase Entities may act upon instructions received from Client or Client’s Authorized Representative (“Instructions”). When taking action upon Instructions, the applicable Coinbase Entity shall act in a reasonable manner, and in conformance with the following: (a) Instructions shall continue in full force and effect until executed, cancelled or superseded; (b) if any Instructions are ambiguous, the applicable Coinbase Entity shall refuse to execute such Instructions until any such ambiguity has been resolved to the Coinbase Entity’s satisfaction; (c) the Coinbase Entities may refuse to execute Instructions if in the applicable Coinbase Entity’s opinion such Instructions are outside the scope of its obligations under this Coinbase Prime Broker Agreement or are contrary to any applicable laws, rules and regulations; and (d) the Coinbase Entities may rely on any Instructions, notice or other communication believed by it in good faith to be given by Client or Client’s Authorized Representative. Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability with respect to, any and all Claims and Losses arising out of or relating to inaccurate or ambiguous Instructions.

4.3	Coinbase will comply with the Client’s Instructions to stake, stack or vote the Client’s Digital Assets to the extent the applicable Coinbase Entity supports proof of stake validation, proof of transfer validation, or voting for such Digital Assets. The Coinbase Entities may, in their sole discretion, decide whether or not to support (or cease supporting) staking services or stacking or voting for a Digital Asset.

5.	Representations, Warranties, and Additional Covenants

Client represents, warrants, and covenants that:

5.1	Client has the full power, authority, and capacity to enter into this Coinbase Prime Broker Agreement and to engage in transactions with respect to all Digital Assets relating to the Prime Broker Services;

5.2	Client is and shall remain in full compliance with all applicable laws, rules, and regulations in each jurisdiction in which Client operates or otherwise uses the Prime Broker Services, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including AML Laws, USA PATRIOT Act and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions;

5.3	Client is and shall remain in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies in all relevant jurisdictions in which Client does business, and Client will immediately notify Coinbase if Client ceases to be in good standing with any regulatory authority;

5.4	Client shall promptly provide information as the Coinbase Entities may reasonably request in from time to time regarding: (a) Client’s policies, procedures, and activities which relate to the Prime Broker Services, and (b) Client’s use of the Prime Broker Services, in each case to the extent reasonably necessary for the Coinbase Entities to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution;

5.5	Client’s use of the Prime Broker Services shall be for commercial, business purposes only, limited to activities disclosed in the due diligence information submitted to Coinbase, and shall not include any personal, family or household purposes. Client shall promptly notify Coinbase in writing in the event it intends to use the Prime Broker Services in connection with any business activities not previously disclosed to Coinbase. Coinbase may, in its sole discretion, prohibit Client from using the Prime Broker Services in connection with any business activities not previously disclosed;

5.6	Client’s Authorized Representatives have the (a) full power, authority and capacity to access and use the Prime Broker Services and (b) appropriate sophistication, expertise, and knowledge necessary to understand the nature and risks, and make informed decisions, in respect of Digital Assets and the Prime Broker Services;

5.7	This Coinbase Prime Broker Agreement is Client’s legal, valid, and binding obligation, enforceable against it in accordance with its terms; and

5.8	Unless Client advises Coinbase to the contrary in writing, at all times, none of Client’s assets constitute, directly or indirectly, plan assets subject to the fiduciary responsibility and prohibited transaction sections of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended, or any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, and Client shall immediately provide Coinbase with a written notice in the event that Client becomes aware that Client is in breach of the foregoing.

Coinbase, on behalf of itself and each other Coinbase Entity, represents, warrants, and covenants that:

5.9	It possesses and will maintain, all licenses, registrations, authorizations and approvals required by any applicable government agency or regulatory authority for it to operate its business and provide the Prime Broker Services;

5.10	It has the full power, authority, and capacity to enter into and be bound by this Coinbase Prime Broker Agreement; and

5.11	This Coinbase Prime Broker Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

6.	No Investment Advice or Brokerage

6.1	Client assumes responsibility for each transaction in or for its Prime Broker Account. Client understands and agrees that none of the Coinbase Entities are an SEC/FINRA registered broker- dealer or investment adviser to Client in any respect, and the Coinbase Entities have no liability, obligation, or responsibility whatsoever for Client decisions relating to the Prime Broker Services. Client should consult its own legal, tax, investment and accounting professionals.

6.2	While the Coinbase Entities may make certain general information available to Client, the Coinbase Entities are not providing and will not provide Client with any investment, legal, tax or accounting advice regarding Client’s specific situation. Client is solely responsible, and shall not rely on the Coinbase Entities, for determining whether any investment, investment strategy, or transaction involving Digital Assets is appropriate for Client based on Client’s investment objectives, financial circumstances, risk tolerance, and tax consequences. The Coinbase Entities shall have no liability, obligation, or responsibility whatsoever regarding any Client decision to enter into in any transaction with respect to any Digital Asset.

7.	Opt-In to Article 8 of the Uniform Commercial Code

Client Assets in the Trading Balance and Vault Balance will be treated as “financial assets” under Article 8 of the New York Uniform Commercial Code (“Article 8”). Coinbase and Coinbase Custody are “securities intermediaries,” the Trading Balance and Vault Balance are each “securities accounts,” and Client is an “entitlement holder” under Article 8. This Agreement sets forth how the Coinbase Entities will satisfy their Article 8 duties. Treating Client Assets in the Trading Balance and Vault Balance as financial assets under Article 8 does not determine the characterization or treatment of the cash and Digital Assets under any other law or rule. New York will be the securities intermediary’s jurisdiction with respect to Coinbase and Coinbase Custody, and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. Coinbase and Coinbase Custody will credit the Client with any payments or distributions on any Client Assets it holds for Client’s Trading Balance and Vault Balance. Coinbase and Coinbase Custody will comply with Client’s Instructions with respect to Client Assets in Client’s Trading Balance or Vault Balance, subject to the terms of the MTA or Custody Agreement, as applicable, and related Coinbase rules, including the Coinbase Trading Rules (as such term is defined in the MTA).

8.	General Use, Security and Prohibited Use

8.1	Prime Broker Site and Content. During the term of this Coinbase Prime Broker Agreement, the Coinbase Entities hereby grant Client a limited, nonexclusive, non-transferable, non-sublicensable, revocable and royalty-free license, subject to the terms of this Coinbase Prime Broker Agreement, to access and use the Coinbase Prime Broker Site accessible at prime.coinbase.com (“Coinbase Prime Broker Site”) and related content, materials, and information (collectively, the “Content”) solely for Client’s internal business use and other purposes as permitted by Coinbase in writing from time to time. Any other use of the Coinbase Prime Broker Site or Content is hereby prohibited. All other right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in the Coinbase Prime Broker Site, Content, and Prime Broker Services is and will remain the exclusive property of the Coinbase Entities and their licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Prime Broker Services or Content, in whole or in part. “Coinbase,” “Coinbase Prime,” “prime.coinbase.com,” and all logos related to the Prime Broker Services or displayed on the Coinbase Prime Broker Site are either trademarks or registered marks of the Coinbase Entities or their licensors. Client may not copy, imitate or use them without Coinbase’s prior written consent. The license granted under this Section 8.1 will automatically terminate upon termination of this Coinbase Prime Broker Agreement, or the suspension or termination of Client’s access to the Coinbase Prime Broker Site or Prime Broker Services.

8.2	Unauthorized Users. Client shall not permit any person or entity that is not the Client or an Authorized Representative (each, an “Unauthorized User”) to access, connect to, and/or use Client’s Prime Broker Account. The Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, and Client shall be fully responsible and liable for, any and all Claims and Losses arising out of or relating to the acts and omissions of any Unauthorized User in respect of the Prime Broker Services, Prime Broker Account, and/or the Prime Broker Site. Client shall notify Coinbase immediately if Client believes or becomes aware that an Unauthorized User has accessed, connected to, or used Client’s Prime Broker Account.

8.3	Password Security; Contact Information. Client is fully responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys, YubiKeys, other security or confirmation information or hardware, and any other codes that Client uses to access the Prime Broker Account and Prime Broker Services. Client agrees to keep Client’s email address and telephone number up to date in Client’s Prime Broker Account in order to receive any notices or alerts that the Coinbase Entities may send to Client. Client shall be fully responsible for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, any Losses that Client may sustain due to compromise of Prime Broker Account login credentials. In the event Client believes Client’s Prime Broker Account information has been compromised, Client must contact Coinbase immediately.

8.4	Prohibited Use. Client shall not engage in any of the following activities with its use of the Prime Broker Services:

8.4.1.	Unlawful Activity. Activity that would violate, or assist in violation of, any law, statute, ordinance, or regulation, sanctions programs administered in the countries where Coinbase conducts business, including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information;

8.4.2.	Abusive Activity. Actions that impose an unreasonable or disproportionately large load on Coinbase’s infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to Coinbase systems that contains viruses, trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to Coinbase systems, other Coinbase accounts, computer systems or networks connected to Coinbase systems, Coinbase Site, through password mining or any other means; use Coinbase Account information of another party to access or use the Coinbase systems, except in the case of specific Clients and/or applications which are specifically authorized by a Client to access such Client’s Coinbase Account and information; or transfer Client’s account access or rights to Client’s account to a third party, unless by operation of law or with the express permission of Coinbase; and

8.4.3.	Fraud. Activity which operates to defraud Coinbase or any other person or entity.

8.5	Computer Viruses. The Coinbase Entities shall not have any liability, obligation, or responsibility whatsoever for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from the Coinbase Entities’ gross negligence, fraud, or willful misconduct. Client agrees to access and use its Prime Broker Account through the Coinbase Prime Broker Site to review any Orders, deposits or withdrawals or required actions to confirm the authenticity of any communication or notice from the Coinbase Entities.

9.	Taxes

9.1	Taxes. Except as otherwise expressly stated herein, Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, the payment of any and all present and future tariffs, duties or taxes (including withholding taxes, transfer taxes, stamp taxes, documentary taxes, value added taxes, personal property taxes and all similar costs) imposed or levied by any government or governmental agency (collectively, “Taxes”) and any related Claims and Losses or the accounting or reporting of income or other Taxes arising from or relating to any transactions Client conducts through the Prime Broker Services. Client shall file all tax returns, reports, and disclosures required by applicable law.

9.2	Withholding Tax. Except as required by applicable law, each payment under this Coinbase Prime Broker Agreement or collateral deliverable by Client to any Coinbase Entities shall be made, and the value of any collateral or margin shall be calculated, without withholding or deducting of any Taxes. If any Taxes are required to be withheld or deducted, Client (a) authorizes the Coinbase Entities to effect such withholding or deduction and remit such Taxes to the relevant taxing authorities and (b) shall pay such additional amounts or deliver such further collateral as necessary to ensure that the actual net amount received by the Coinbase Entities is equal to the amount that the Coinbase Entities would have received had no such withholding or deduction been required. Client agrees that the Coinbase Entities may disclose any information with respect to Client Assets, the Prime Broker Account, Custodial Accounts, Trading Accounts, and transactions required by any applicable taxing authority or other governmental entity. The Client agrees that the Coinbase Entities may withhold or deduct Taxes as may be required by applicable law. From time to time, Coinbase Entities shall ask Client for tax documentation or certification of Client’s taxpayer status as required by applicable law, and any failure by Client to comply with this request in the time frame identified may result in withholding and/or remission of taxes to a tax authority as required by applicable law.

10.	Prime Broker Services Fees

10.1	Client agrees to pay all commissions and fees in connection with the Orders and Prime Broker Services on a timely basis as set forth in the Fee Schedule, attached hereto as Appendix 1. Client authorizes the Coinbase Entities to pay themselves for fees and commissions relating to the Trading Account and Custodial Account by deducting fees from the Vault Balance or Trading Balance, as applicable, to satisfy Client’s fees owed.

10.2	Client acknowledges that Coinbase’s fees may include but are not limited to: (a) bank wire fees to deposit and/or withdraw Client Cash; (b) internal transfers from its Vault Balance to its Trading Balance; and (c) external withdrawals of Client Assets. Client further acknowledges that Coinbase Custody will charge fees for any balance of Digital Assets that Client keeps in the Vault Balance.

11.	Confidentiality

11.1	Client and Coinbase Entities each agree that with respect to any non-public, confidential or proprietary information of the other Party, including the existence and terms of this Coinbase Prime Broker Agreement and information relating to the other party’s business operations or business relationships (including the Coinbase Entities’ fees), and any arbitration pursuant to Section 22 (collectively, “Confidential Information”), it (a) will not disclose such Confidential Information except to such party’s officers, directors, agents, employees and professional advisors who need to know the Confidential Information for the purpose of assisting in the performance of this Coinbase Prime Broker Agreement and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein and (b) will protect such Confidential Information from unauthorized use and disclosure. Each Party shall use any Confidential Information that it receives solely for purposes of (i) exercising its rights and performing its duties under the Coinbase Prime Broker Agreement and (ii) complying with any applicable laws, rules and regulations; provided that, the Coinbase Entities may use Confidential Information for (1) risk management; and (2) to develop, enhance and market their products and services. Confidential Information shall not include any (w) information that is or becomes generally publicly available through no fault of the recipient; (x) information that the recipient obtains from a third party (other than in connection with this Coinbase Prime Broker Agreement) that, to the recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; (y) information that is independently developed or acquired by the recipient without the use of Confidential Information provided by the disclosing party; or (z) disclosure with the prior written consent of the disclosing Party.

11.2	Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to the extent required by a court of competent jurisdiction or governmental authority or otherwise required by law; provided, however, the Party making such required disclosure shall first notify the other Party (to the extent legally permissible) and shall afford the other Party a reasonable opportunity to seek confidential treatment if it wishes to do so and will consider in good faith reasonable and timely requests for redaction. For purposes of this Section 11, no affiliate of Coinbase shall be considered a third party of any Coinbase Entity, and the Coinbase Entities may freely share Client’s Confidential Information among each other and with such affiliates. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the receiving Party shall be and remain the property of the disclosing Party and shall be promptly returned to the disclosing Party or destroyed, each upon the disclosing Party’s request; provided, however, notwithstanding the foregoing, the receiving Party may retain one (1) copy of Confidential Information if (a) required by law or regulation; or (b) retained pursuant to an established document retention policy.

12.	Market Data

Client agrees that its use of data made available to it through the Trading Platform’s application programming interface(s), which may include the prices and quantities of orders and transactions executed on Trading Platform (collectively “Market Data”), is subject to the Market Data Terms of Use, as amended and updated from time to time at https://www.coinbase.com/legal/market_data or a successor website.

13.	Recording of Conversations

For compliance and monitoring purposes, Client authorizes each Coinbase Entity at its sole discretion to record conversations between such Coinbase Entity and Client or its Authorized Representatives relating to this Coinbase Prime Broker Agreement, the Prime Broker Account and the Prime Broker Services. In the event a dispute arises between Client and a Coinbase entity, the Coinbase entity shall provide any available recordings to the Client upon request; provided that nothing herein shall obligate any Coinbase entity from making or keeping any records that it does not make or keep in the ordinary course of its business.

14.	Security and Business Continuity

The Coinbase Entities have implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard the Coinbase Entities’ electronic systems and Client’s Confidential Information from, among other things, unauthorized access or misuse. In the event of a Data Security Incident (defined below), the applicable Coinbase Entity shall promptly notify Client and such notice shall include the following information: (a) the timing and nature of the Data Security Incident; (b) the information related to Client that was compromised; (c) when the Data Security Incident was discovered; and (d) any remedial actions that have been taken and that the applicable Coinbase Entity plans to take. “Data Security Incident” means an incident whereby (i) an unauthorized person acquired or accessed Client’s Confidential Information; or (ii) Client’s Confidential Information is otherwise lost, stolen, or compromised, each case, while in the possession or control of the Coinbase Entities.

The Coinbase Entities have established a business continuity plan that will support their ability to conduct business in the event of a significant business disruption. The business continuity plan is reviewed and updated annually, and may be updated more frequently as deemed necessary by the Coinbase Entities in their sole discretion. To receive more information about the Coinbase Entities’ business continuity plan, please send a written request to security@coinbase.com.

15.	Acknowledgement of Risks

Client hereby acknowledges, that: (i) Digital Assets are not legal tender, are not backed by any government, and are not subject to protections afforded by the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation; (ii) Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and/or value of Digital Assets; (iii) transactions in Digital Assets are irreversible, and, accordingly, Digital Assets lost due to fraudulent or accidental transactions may not be recoverable; (iv) certain Digital Assets transactions will be deemed to be made when recorded on a public blockchain ledger, which is not necessarily the date or time that Client initiates the transaction or such transaction enters the pool; (v) the value of Digital Assets may be derived from the continued willingness of market participants to exchange any government issued currency (“Fiat Currency”) for Digital Assets, which may result in the permanent and total loss of value of a Digital Asset should the market for that Digital Asset disappear; (vi) the volatility of the value of Digital Assets relative to Fiat Currency may result in significant losses; (vii) Digital Assets may be susceptible to an increased riskof fraud or cyber-attack; (viii) the nature of Digital Assets means that any technological difficulties experienced by a Coinbase Entity may prevent the access or use of Client Digital Assets; and (ix) any bond or trust account maintained by Coinbase Entities for the benefit of its customers may not be sufficient to cover all losses (including Losses) incurred by customers.

16.	Operation of Digital Asset Protocols

16.1	The Coinbase Entities do not own or control the underlying software protocols which govern the operation of Digital Assets. Generally, the underlying software protocols and, if applicable, related smart contracts (referred to collectively as “Protocols” for purposes of this Section 16) are open source and anyone can use, copy, modify or distribute them. By using the Prime Broker Services, Client acknowledges and agrees that (i) the Coinbase Entities make no guarantee of the functionality, security, or availability of underlying Protocols; (ii) some underlying Protocols are subject to consensus-based proof of stake validation methods which may allow, by virtue of their governance systems, changes to the associated blockchain or digital ledger (“Governance Modifiable Blockchains”), and that any Client transactions validated on such Governance Modifiable Blockchains may be affected accordingly; and (iii) the underlying Protocols are subject to sudden changes in operating rules (a/k/a “forks”), and that such forks may materially affect the value, function, and/or even the name of the Digital Assets. In the event of a fork, Client agrees that the Coinbase Entities may temporarily suspend Prime Broker Services (with or without notice to Client) and that the Coinbase Entities may, in their sole discretion, determine whether or not to support (or cease supporting) either branch of the forked protocol entirely. Client agrees that the Coinbase Entities shall have no liability, obligation or responsibility whatsoever arising out of or relating to the operation of Protocols, transactions affected by Governance Modifiable Blockchains, or an unsupported branch of a forked protocol and, accordingly, Client acknowledges and assumes the risk of the same.

16.2	Unless specifically communicated by the Coinbase Entities through a written public statement on the Coinbase website, the Coinbase Entities do not support airdrops, metacoins, colored coins, side chains, or other derivative, enhanced or forked protocols, tokens or coins, which supplement or interact with a Digital Asset (collectively, “Advanced Protocols”) in connection with the Prime Broker Services. The Prime Broker Services are not configured to detect, process and/or secure Advanced Protocol transactions and neither Client nor the Coinbase Entities will be able to retrieve any unsupported Advanced Protocol. Coinbase shall have no liability, obligation or responsibility whatsoever in respect to Advanced Protocols.

17.	Set-off

Upon the termination of, or the occurrence of a default or an event of default under, an agreement with a Coinbase Entity (including an “Event of Default” as such term is defined in the PTC Agreement (in each case, at maturity, upon acceleration or otherwise) or the occurrence of an event that constitutes “Cause” (as defined below) (each, a “Setoff Event”), each Coinbase Entity may set off and net the amounts due from it or any other Coinbase Entity to Client and from Client to it or any other Coinbase Entity, so that a single payment (the “Net Payment”) shall be immediately due and payable by the Client or the Coinbase Entity to the other (subject to the other provisions hereof and of any agreement with a Coinbase Entity). If any amounts cannot be included within the Net Payment, such amounts shall be excluded but may still be netted against any other similarly excluded amounts. Upon the occurrence of a Setoff Event, each Coinbase Entity may also (a) liquidate, apply and set off any or all Client Assets (as such term is defined in the MTA) against any Net Payment, unpaid trade credits, or any other obligation owed by Client to any Coinbase Entity and (b) set off and net any Net Payment or any other obligation owed to the Client by any Coinbase Entity against (i) any or all collateral or margin posted by any Coinbase Entity to Client (or the U.S. dollar value thereof, determined by Coinbase in its sole discretion on the basis of a recent price at which the relevant Digital Asset was sold to customers on the Trading Platform); and (ii) any Net Payment, unpaid trade credits or any other obligation owed by Client to any Coinbase Entity (in each case, whether matured or unmatured,fixed or contingent, or liquidated or unliquidated). Client agrees that in the exercise of setoff rights or secured party remedies, the Coinbase Entities may value Client Digital Assets using the same valuation methods and processes that are otherwise used when a Coinbase customer sells an asset on the Trading Platform (as such term is defined in the MTA) or any other commercially reasonable valuation method as determined by Coinbase in its sole discretion.

18.	Disclaimer of Warranties

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PRIME BROKER SERVICES AND THE COINBASE WEBSITE ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY WARRANTY OF ANY KIND, AND THE COINBASE ENTITIES HEREBY SPECIFICALLY DISCLAIM ALL WARRANTIES WITH RESPECT TO THE PRIME BROKER SERVICES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES AND/OR CONDITIONS OF TITLE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON- INFRINGEMENT. THE COINBASE ENTITIES DO NOT WARRANT THAT THE PRIME BROKER SERVICES, INCLUDING ACCESS TO AND USE OF THE COINBASE WEBSITES, OR ANY OF THE CONTENT CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, TIMELY, COMPATIBLE WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, SECURE, COMPLETE, FREE OF HARMFUL CODE OR ERROR-FREE.

19.	Indemnification

19.1	Client shall defend and indemnify and hold harmless each Coinbase Entity, its affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all Claims and Losses arising out of or relating to Client’s breach of this Coinbase Prime Broker Agreement, Client’s violation of any law, rule or regulation, or rights of any third party, or Client’s gross negligence, fraud or willful misconduct. This obligation will survive any termination of this Coinbase Prime Broker Agreement. Client shall not accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations or restrictions on, or requires an admission of guilt or wrong-doing from, any indemnified party pursuant to this Section 19, without such indemnified party’s prior written consent.

19.2	For the purposes of this Coinbase Prime Broker Agreement:

(a)	“Claim” means any action, suit, litigation, demand, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental, regulatory or administrative body or any arbitrator or arbitration panel; and

(b)	“Losses” means any liabilities, damages, diminution in value, payments, obligations, losses, interest, costs and expenses, security or other remediation costs (including any regulatory investigation or third party subpoena costs, reasonable attorneys’ fees, court costs, expert witness fees, and other expenses relating to investigating or defending any Claim); fines, taxes, fees, restitution, or penalties imposed by any governmental, regulatory or administrative body, interest on and additions to tax with respect to, or resulting from, Taxes imposed on Client’s assets, cash, other property, or any income or gains derived therefrom; and judgments (at law or in equity) or awards of any nature.

20.	Limitation of Liability

IN NO EVENT SHALL ANY COINBASE ENTITY, ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES HAVE ANY LIABILITY TO CLIENT OR ANY THIRD PARTY WITH RESPECT TO ANY BREACH OF ITSOBLIGATIONS HEREUNDER, EXPRESS OR IMPLIED, WHICH DOES NOT RESULT SOLELY FROM ITS GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR LIABILITIES SPECIFICALLY PROVIDED FOR HEREUNDER, NEITHER PARTY HERETO SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR LOSSES, EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF. NOTHING IN THIS COINBASE PRIME BROKER AGREEMENT SHALL BE DEEMED TO CREATE ANY JOINT OR SEVERAL LIABILITY AMONG ANY OF THE COINBASE ENTITIES. IN NO EVENT SHALL ANY COINBASE ENTITY’S AGGREGATE LIABILITY WITH RESPECT TO ANY BREACH OF ITS OBLIGATIONS HEREUNDER EXCEED THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO SUCH COINBASE ENTITY IN RESPECT OF THE PRIME BROKER SERVICES IN THE 12-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY AND SOLELY IN RESPECT OF CUSTODIAL SERVICES PROVIDED PURSUANT TO THE CUSTODY AGREEMENT, THE GREATER OF (i) THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO COINBASE CUSTODY IN RESPECT OF THE CUSTODIAL SERVICES IN THE 12-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY OR (ii) THE VALUE OF THE SUPPORTED DIGITAL ASSETS ON DEPOSIT IN CLIENT’S CUSTODIAL ACCOUNT(S) GIVING RISE TO SUCH LIABILITY AT THE TIME OF THE EVENT GIVING RISE TO SUCH LIABILITY (THE VALUE OF WHICH SHALL BE CALCULATED AT THE AVERAGE UNITED STATES DOLLAR ASK PRICE, AT THE TIME OF SUCH EVENT, OF THE THREE (3) LARGEST U.S.-BASED EXCHANGES (BY TRAILING 30-DAY VOLUME) WHICH OFFER THE RELEVANT DIGITAL CURRENCY OR DIGITAL ASSET/USD TRADING PAIR, AS RELEVANT); PROVIDED, THAT IN NO EVENT SHALL COINBASE CUSTODY’S AGGREGATE LIABILITY IN RESPECT OF EACH COLD STORAGE ADDRESS EXCEED ONE HUNDRED MILLION US DOLLARS (US$100,000,000).

21.	Privacy

The Coinbase Entities shall use and disclose Client’s and its Authorized Representatives’ non-public personal information in accordance with the Coinbase Privacy Policy, as set forth at https://www.coinbase.com/legal/privacy or a successor website, and as amended and updated from time to time.

22.	Arbitration

22.1	Any Claim arising out of or relating to this Coinbase Prime Broker Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including any determination of the scope or applicability of the agreement to arbitrate as set forth in this Section 22, shall be determined by arbitration in the state of New York or another mutually agreeable location, before one neutral arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, and the award of the arbitrator (the “Award”) shall be accompanied by a reasoned opinion. Judgment on the Award may be entered in any court having jurisdiction. This Coinbase Prime Broker Agreement shall not preclude the Parties from seeking provisional relief, including injunctive relief, in any court of competent jurisdiction. Seeking any such provisional relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Parties expressly waive their right to a jury trial to the extent permitted by applicable law.

22.2	In any arbitration arising out of or related to this Coinbase Prime Broker Agreement, the arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

22.3	The Parties acknowledge that this Coinbase Prime Broker Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Coinbase Prime Broker Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

23.	Term, Termination and Suspension

This Coinbase Prime Broker Agreement is effective as of the date written below and shall remain in effect until terminated by Coinbase or Client as follows:

(a)	Either Party may terminate this Coinbase Prime Broker Agreement in its entirety for any reason and without Cause by providing at least 30 days’ prior written notice to the other party; provided, however, Client’s termination of this Coinbase Prime Broker Agreement shall not be effective until Client has fully satisfied its obligations hereunder.

(b)	Regardless of any other provision of this Coinbase Prime Broker Agreement, the Coinbase Entities may, in their sole discretion, suspend, restrict or terminate the Client’s Prime Broker Services, including by suspending, restricting or closing the Client’s Prime Broker Account and/or any associated Trading Account, Custodial Account or any credit account (as applicable), for Cause, at any time. If Coinbase takes any action for any reason under this Section 35(b), Coinbase will provide Client with notice of such actions unless a court order or other legal or regulatory process prohibits Coinbase from providing Client with such notice

“Cause” shall mean: (i) Client breaches any provision of this Coinbase Prime Broker Agreement and such breach is not cured within twenty-four (24) hours after notice of such breach is given to Client in the case of a payment-related breach or is not cured within three (3) business days after notice of such breach is given to Client in the case of a non-payment related breach; (ii) Client takes any action to dissolve or liquidate, in whole or part; (iii) Client becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority; (iv) Client becomes subject to any bankruptcy or insolvency proceeding under any applicable laws, rules and regulations which is not dismissed within fifteen (15) days, such termination being effective immediately upon any declaration of bankruptcy; (v) Coinbase becomes aware of any facts or circumstances with respect to the Client’s financial, legal, regulatory or reputational position which may affect Client’s ability to comply with its obligations under this Coinbase Prime Broker Agreement; (vi) termination is required pursuant to a facially valid subpoena, court order or binding order of a government authority; (vii) Client’s Prime Broker Account is subject to any pending litigation, investigation or government proceeding and/or Coinbase reasonably perceives a heightened risk of legal regulatory non-compliance associated with Client’s use of Prime Broker Services; or (viii) Coinbase reasonably suspects Client of attempting to circumvent Coinbase’s controls or uses the Prime Broker Services in a manner Coinbase otherwise deems inappropriate or potentially harmful to itself or third parties.

(c)	Client acknowledges that the Coinbase Entities’ decision to take certain actions, including suspending, restricting or terminating Client’s Prime Broker Account or Prime Broker Services, may be based on confidential criteria that are essential to Coinbase’s risk management and security practices and agrees that the Coinbase Entities are under no obligation to disclose the details of its risk management and security practices to Client.

24.	Severability

If any provision or condition of this Coinbase Prime Broker Agreement shall be held invalid or unenforceable, the remainder of this Coinbase Prime Broker Agreement shall continue in full force and effect.

25.	Waiver

Any waivers of rights by the Coinbase Entities under this Coinbase Prime Broker Agreement must be in writing and signed by Coinbase on behalf of the relevant Coinbase Entities. A waiver will apply only to the particular circumstance giving rise to the waiver and will not be considered a continuing waiver in other similar circumstances. The Coinbase Entities’ failure to insist on strict compliance with this Coinbase Prime Broker Agreement or any other course of conduct by the Coinbase Entities shall not be considered a waiver of their rights under this Coinbase Prime Broker Agreement.

26.	Survival

All provisions of this Coinbase Prime Broker Agreement which by their nature extend beyond the expiration or termination of this Coinbase Prime Broker Agreement shall survive the termination or expiration of this Coinbase Prime Broker Agreement.

27.	Governing Law

This Coinbase Prime Broker Agreement, Client’s Prime Broker Account, and the Prime Broker Services will be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except to the extent such state law is preempted by federal law.

28.	Force Majeure

The Coinbase Entities shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of the Coinbase Entities, including any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; hacking; government restrictions; any ruling by any Connected Trading Venue, exchange or market; market volatility or disruptions in order trading on any Connected Trading Venue, exchange or market; suspension of trading; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; failure of equipment and/or software; failure of computer or other electronic or mechanical equipment or communication lines; unauthorized access; theft; operator errors; outbreaks of infectious disease or any other public health crises, including quarantine or other employee restrictions; acts or omissions of any Connected Trading Venue; or any other catastrophe or other occurrence which is beyond the reasonable control of the Coinbase Entities.

29.	Entire Agreement; Headings

This Coinbase Prime Broker Agreement, together with all exhibits, addenda and supplements attached hereto or referenced herein, comprise the entire understanding between Client and the Coinbase Entities as to the Prime Broker Services and supersedes all prior discussions, agreements and understandings, including any previous version of this Coinbase Prime Broker Agreement, and the Custodial Services Agreement between Client and any Coinbase Entity, including all exhibits, addenda, policies, and supplements attached thereto or referenced therein. Section headings in this Coinbase Prime Broker Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Coinbase Prime Broker Agreement.

30.	Amendments

Any modification or addition to this Coinbase Prime Broker Agreement must be in writing and either (a) signed by a duly authorized representative of each party, or (b) accepted and agreed to by Client.

31.	Assignment

Any assignment of Client’s rights and/or licenses granted under this Coinbase Prime Broker Agreement without obtaining the prior written consent of Coinbase shall be null and void. Coinbase reserves the right to assign its rights under this Coinbase Prime Broker Agreement without restriction, including to any of the Coinbase Entities or their affiliates or subsidiaries, or to any successor in interest of any business associated with the Prime Broker Services, provided that Coinbase shall notify Client within a reasonable amount of time after such assignment. Subject to the foregoing, this Coinbase Prime Broker Agreement will bind and inure to the benefit of the Parties, their successors and permitted assigns.

32.	Electronic Delivery of Communications

Client agrees and consents to receive electronically all communications, agreements, documents, notices and disclosures (collectively, “Communications”) that the Coinbase Entities provide in connection with Client’s Prime Broker Account and Client’s use of Prime Broker Services. Communications include: (a) terms of use and policies Client agrees to, including updates to policies or the Coinbase Prime Broker Agreement, (b) Prime Broker Account details, including transaction receipts, confirmations, records of deposits, withdrawals or transaction information, (c) legal, regulatory and tax disclosures or statements the Coinbase Entities may be required to make available to Client and (d) responses to claims or customer support inquiries filed in connection with Client’s Prime Broker Account.

Coinbase will provide these Communications to Client by posting them on the Prime Broker Site, emailing them to Client at the primary email address on file with Coinbase, communicating to Client via instant chat, and/or through other means of electronic communication. The Client agrees that electronically delivered Communications may be accepted and agreed to by Client through the Prime Broker Services interface. Furthermore, the Parties consent to the use of electronic signatures in connection with Client’s use of the Prime Broker Services.

33.	Notice and Contacts

33.1	All notices required or permitted to be given hereunder shall be in writing delivered to the Party at its address specified below via an overnight mailing company of national reputation. Any Party that changes its notice address must notify the other Party promptly of such change.

If to any Coinbase Entity:

Legal Department

Coinbase, Inc.

248 3rd St, #434

Oakland, CA 94607

legal@coinbase.com

If to Client, the address specified in its signature block on the Execution Page.

33.2	In the event of any market operations, connectivity, or erroneous trade issues that require immediate attention including any unauthorized access to Client’s Prime Broker Account, please contact:

To Coinbase: support@coinbase.com.

To Client: the email address specified in its signature block on the Execution Page.

It is solely Client’s responsibility to provide Coinbase with a true, accurate and complete contact information including any e-mail address, and to keep such information up to date. Client understands and agrees that if Coinbase sends Client an electronic Communication but Client does not receive it because Client’s primary email address on file is incorrect, out of date, blocked by Client’s service provider, or Client is otherwise unable to receive electronic Communications, Coinbase will be deemed to have provided the Communication to Client. Client may update Client’s information via Client’s Prime Broker Account and visiting settings or by providing a notice to Coinbase as prescribed above.

33.3	To see more information about our regulators, licenses, and contact information for feedback, questions or complaints, please visit https://www.coinbase.com/legal/licenses.

34.	Client

To the extent Client is a natural person over 18 years of age, if Coinbase receives legal documentation confirming Client’s death or other information leading Coinbase to believe Client is deceased, Coinbase will freeze Client’s Prime Broker Account (“Freeze Period”). During the Freeze Period, no transactions may be completed until: (i) Client’s designated fiduciary has opened a new Prime Broker Account, as further described below, and the entirety of Client’s Prime Broker Account has been transferred to such new Prime Broker Account, or (ii) Client has received proof in a form satisfactory to Coinbase that Client is not deceased. If Coinbase has reason to believe Client is deceased but Coinbase does not have proof of Client’s death in a form satisfactory to Coinbase, Client authorizes Coinbase to make inquiries, whether directly or through third parties, that Coinbase considers necessary to ascertain whether Client is deceased. Upon receipt by Coinbase of proof satisfactory to Coinbase that Client is deceased, the fiduciary Client designated in a valid will or similar testamentary document will be required to open a new Prime Broker Account. If Client has not designated a fiduciary, then Coinbase reserves the right to (i) treat as Client’s fiduciary any person entitled to inherit Client’s Prime Broker Account, as determined by Coinbase upon receipt and review of the documentation Coinbase, in its sole and absolute discretion, deems necessary or appropriate, including (but not limited to) a will, a living trust or a Small Estate Affidavit, or (ii) require an order designating a fiduciary from a court having competent jurisdiction over Client’s estate. In the event Coinbase determines, in its sole and absolute discretion, that there is uncertainty regarding the validity of the fiduciary designation, Coinbase reserves the right to require an order resolving such issue from a court of competent jurisdiction before taking any action relating to Client’s Prime Broker Account. Pursuant to the above, the opening of a new Prime Broker Account by a designated fiduciary is mandatory following the death of Client, and Client hereby agrees that its fiduciary shall be required to open a new Prime Broker Account and provide required account opening information to gain access to the contents of Client’s Prime Broker Account.

35.	Counterparts

This Coinbase Prime Broker Agreement may be executed in one or more counterparts, including by facsimile or email of .pdf signatures or DocuSign (or similar electronic signature software), each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Coinbase Prime Broker Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Coinbase Prime Broker Agreement, including the Custody Agreement and MTA, to be duly executed and delivered as of the date below.

COINBASE, INC. For itself an a agent for the Coinbase Entities

By:
Name:	Lauren Abendschein
Title:	Senior Director
Date:	July 29, 2023

CLIENT: BITWISE BITCION ETP TRUST

By:
Name:	Katherine Dowling
Title:	Authorized Signatory
Date:	July 29, 2023
Address:	400 Montgomery Street San Francisco CA 94104

E-Mail:	katherine@bitwiseinvestments.com

EXHIBIT A

to the Coinbase Prime Broker Agreement

COINBASE CUSTODY CUSTODIAL SERVICES

AGREEMENT

This Custody Agreement is entered into between Client and Coinbase Custody and forms a part of the Coinbase Prime Broker Agreement between the Client and the Coinbase Entities. Capitalized terms used in this Custody Agreement that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase Prime Broker Agreement.

1.	Custodial Services.

Coinbase Custody shall provide Client with a segregated custody account controlled and secured by Coinbase Custody (“Custodial Account”) to store certain Digital Assets supported by Coinbase Custody, on Client’s behalf (“Custodial Services”). Coinbase Custody is a fiduciary under § 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act of 1940, as amended, and is licensed to custody Client’s Digital Assets in trust on Client’s behalf. Digital Assets in Client’s Custodial Account shall (i) be segregated from the assets held by Coinbase Custody as principal and the assets of other customers of Coinbase Custody, (ii) not be treated as general assets of Coinbase Custody, and except as otherwise provided herein, Coinbase Custody shall have no right, title or interest in such Digital Assets, (iii) constitute custodial assets and Client’s property. In addition, Coinbase Custody shall maintain adequate capital and reserves to the extent required by applicable law and shall not, directly or indirectly, lend, pledge, hypothecate or re-hypothecate any Digital Assets in the Custodial Account.

2.	Custodial Account.

2.1	In General. The Custodial Services shall permit the Client (i) to hold its Vault Balance in its Custodial Account and transfer Digital Assets to and from its Trading Balance, (ii) to deposit supported Digital Assets from a public blockchain address controlled by Client into its Custodial Account, (iii) withdraw supported Digital Assets from its Custodial Account to a public blockchain address controlled by Client and (iv) certain additional services as may be agreed to between the Client and Coinbase Custody from time to time. Each such deposit or withdrawal shall be referred to as a “Custody Transaction” and shall conform to Instructions provided by Client through the Coinbase Prime Broker Site. Client shall only withdraw or deposit Digital Assets to public blockchain addresses and accounts owned by Client or an address for which Client has conducted the necessary Know Your Customer (“KYC”) and anti-money laundering (“AML”) due diligence. Digital Assets shall be held in Client’s Custodial Account in accordance with the terms of this Custody Agreement and shall not be commingled with other clients’ Digital Assets. Coinbase Custody reserves the right to refuse to process or to cancel any pending Custody Transaction to comply with applicable law or in response to a subpoena, court order or other binding government order, or to enforce transaction, threshold and condition limits, or if Coinbase Custody reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation or rule of a governmental authority or self- regulatory organization.

2.2	Digital Asset Deposits and Withdrawals. Coinbase Custody will process supported Digital Asset Custody Transaction according to the Instruction received from Client or Client’s Authorized Representatives, and Coinbase Custody does not guarantee the identity of any user, receiver, requestee or other party. Client must verify all deposit and withdrawal information prior to submitting Instructions to Coinbase Custody regarding a Custody Transaction. Coinbase Custody shall have no liability, obligation, or responsibility whatsoever for Client Digital Asset transfers sent to or received from a wrong party or sent or received with inaccurate Instructions. Coinbase Custody reserves the right to charge network fees (including miner fees) to process a Custody Transaction on Client’s behalf. Coinbase Custody will calculate the network fee, if any, in its sole and absolute discretion, although Coinbase Custody will always notify Client of the network fee at or before the time Client authorizes the Custody Transaction. Coinbase Custody reserves the right to delay any Custody Transaction if it perceives a risk of fraud or illegal activity.

2.3	Digital Asset Storage and Transmission Delays. Coinbase Custody requires up to twenty-four (24) hours between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network. Since Coinbase Custody securely stores all Digital Asset private keys in offline storage, it may be necessary to retrieve certain information from offline storage in order to facilitate a withdrawal in accordance with Client’s Instructions, which may delay the initiation or crediting of such withdrawal. Client acknowledges and agrees that a Custody Transaction may be delayed, and that Digital Assets shall not be deposited or withdrawn upon less than twenty-four (24) hours’ notice initiated from Client’s Custodial Account. The time of such request shall be the time such notice is transmitted from Client’s Custodial Account. Coinbase Custody makes no representations or warranties with respect to the availability and/or accessibility of (1) the Digital Assets, (2) a Custody Transaction, (3) the Custodial Account, or (4) the Custodial Services. While Coinbase Custody will make reasonable efforts to process Client initiated deposits in a timely manner, Coinbase Custody makes no representations or warranties regarding the amount of time needed to complete processing as such processing is dependent upon many factors outside of Coinbase Custody’s control.

2.4	Supported Digital Assets. The Custodial Services are available only in connection with those Digital Assets that Coinbase Custody, in its sole discretion, decides to support, which may change from time to time. Prior to initiating a deposit of Digital Asset to Coinbase Custody, Client must confirm that Coinbase Custody offers Custodial Services for that specific Digital Asset. By initiating a deposit of any Digital Asset to a Custodial Account, Client attests that Client has confirmed that the Digital Asset being transferred is a supported Digital Asset offered by Coinbase Custody. Under no circumstances should Client attempt to use the Custodial Services to deposit or store Digital Assets in any forms that are not supported by Coinbase Custody. Depositing or attempting to deposit Digital Assets that are not supported by Coinbase Custody may result in such Digital Asset being irretrievable by Client and Coinbase Custody. Client shall be fully responsible and liable, and Coinbase Custody shall have no liability, obligation, or responsibility whatsoever, regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Coinbase Custody does not support. Digital Assets supported by Coinbase Custody shall be listed on the Coinbase Prime Broker Site. Coinbase Custody recommends that Client deposit a small amount of supported Digital Asset as a test prior to initiating a deposit of a significant amount of supported Digital Asset. Coinbase Custody shall provide Client with thirty (30) days’ written notice before ceasing to support a Digital Asset, unless Coinbase Custody is required to cease such support by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement.

2.5	Use of the Custodial Services. Client acknowledges and agrees that Coinbase Custody may monitor use of the Custodial Account and the Custodial Services and the resulting information may be utilized, reviewed, retained and or disclosed by Coinbase Custody for its internal purposes or in accordance with the rules of any applicable legal, regulatory or self-regulatory organization or as otherwise may be required to comply with relevant law, sanctions programs, legal process or government request.

2.6	Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, Coinbase Custody shall, upon written request, provide Client’s authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Digital Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), and (ii) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

2.7	Third Party Payments. The Custodial Services are not intended to facilitate third party payments of any kind. As such, Coinbase Custody has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Custodial Account.

2.8	Termination, and Cancellation. If Coinbase Custody closes Client’s Custodial Account or terminates Client’s use of the Custodial Services, Client will be permitted to withdraw Digital Assets associated with Client’s Custodial Account for a period of up to ninety (90) days following the date of deactivation or cancellation to the extent not prohibited (i) under applicable law, including applicable sanctions programs, or (ii) by a facially valid subpoena, court order, or binding order of a government authority.

3.	Coinbase Custody Obligations

3.1	Bookkeeping. Coinbase Custody shall keep timely and accurate records as to the deposit, disbursement, investment and reinvestment of the Digital Assets, as required by applicable law and in accordance with Coinbase Custody’s internal document retention policies.

3.2	Insurance. Coinbase Custody shall obtain and maintain, at its sole expense, insurance coverage in such types and amounts as shall be commercially reasonable for the Custodial Services provided hereunder.

4.	Additional Matters

In addition to any additional service providers that may be described in an addendum or attachment hereto, Client acknowledges and agrees that the Custodial Services may be provided from time to time by, through or with the assistance of affiliates of, or vendors to, Coinbase Custody. Client shall receive notice of any material change in the entities that provide the Custodial Services.

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Coinbase 2022 US Version 2.1

EXHIBIT B

to the Coinbase Prime Broker Agreement

COINBASE MASTER TRADING AGREEMENT

Client should carefully consider whether trading or holding Digital Assets is suitable for its purpose, including in relation to Client’s knowledge of Digital Assets and Digital Asset markets and Client’s financial condition. All investments involve risk, and the past performance of a financial product does not guarantee future results or returns.

This Master Trading Agreement (“MTA”) sets forth the terms and conditions for clients to trade Digital Assets through the Coinbase prime broker execution platform (“Trading Platform”) and forms a part of the Coinbase Prime Broker Agreement between Client and the Coinbase Entities. Pursuant to this MTA, Coinbase shall open a Trading Account for the Client on the Trading Platform consisting of linked accounts at Coinbase and Coinbase Custody, each accessible via the Trading Platform (“Trading Account”). The Trading Platform shall provide Client with access to trade execution and automated trade routing services and Coinbase Execution Services (as defined below) to enable Clients to submit orders (“Orders”) to purchase and sell specified Digital Assets in accordance with this MTA and the Coinbase Trading Rules set forth at https://www.coinbase.com/legal/trading_rules or a successor website (as amended and updated from time to time, the “Coinbase Trading Rules”) (such services, the “Trading Services”). Capitalized terms used in this MTA that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase Prime Broker Agreement.

1.	Order Routing and Connected Trading Venue

1.1	The Trading Platform operates a trade execution service through which Client may submit Orders to purchase or sell Digital Assets. After Client submits an Order, the Trading Platform will automatically route the Order (or a portion of the Order) to one of the trading venues to which the Trading Platform has established connections (each such venue, a “Connected Trading Venue”). Each Order will be sent, processed and settled at each Connected Trading Venue to which it is routed. Once an Order to purchase Digital Assets has been placed, the associated Client Assets (as defined below) used to fund the Order will be placed on hold and will generally not be eligible for other use or withdrawal.

1.2	With each Connected Trading Venue, Coinbase shall establish an account in its name, or in its name for the benefit of clients, to trade on behalf of its clients, and the establishment of a Trading Account will not cause Client to have a direct legal relationship, or account with, any Connected Trading Venue. The Trading Platform will not intentionally match the buy and sell orders of its clients against each other and will not intentionally settle Orders against or otherwise trade with Coinbase’s principal funds. Client acknowledges that Coinbase and its other clients may trade in their own interests on the Connected Trading Venues and could, therefore, be the counterparty to a Client Order on a Connected Trading Venue.

1.3	Client acknowledges that Coinbase has sole discretion to determine the Connected Trading Venues with which it will establish connections. Coinbase will direct Orders to the Connected Trading Venues on an automated basis and generally will not manually route orders. In designing algorithms that determine an Order’s routing logic, Coinbase considers a variety of factors relating to the Order and the Connected Trading Venues, including the speed of execution, whether the venue is able to consummate off-chain transactions, the availability of efficient and reliable systems, the level of service provided, and the cost of executing orders. Coinbase may receive cash payments or other financial incentives (such as reciprocal business arrangements) from Connected Trading Venues.

1.4	Coinbase makes no representation or warranty of any kind regarding any Connected Trading Venue, including as to its financial condition, data, security or quality of its execution services, and shall have no liability, obligation, or responsibility whatsoever for the selection or performance of any Connected Trading Venue. Digital Assets may trade at different prices on different trading venues, and other Connected Trading Venues and/or trading venues not used by Coinbase may offer better prices and/or lower costs than the Connected Trading Venue used to execute Client’s Order.

Coinbase 2022 US Version 2.1

1.5	Coinbase acts in an agency capacity for purposes of certain Orders, and may also act in a principal capacity for certain other Orders, as specified in the Coinbase Trading Rules. In the Request For Quotation (“RFQ”) service, Coinbase may act as principal to fill Orders by providing indicative firm pricing in accordance with a variety of market factors, at its sole discretion. Each Client should independently evaluate whether such services are appropriate given its own investing profile and sophistication, among other considerations.

2.	Client Trading Balance and Vault Balance

2.1	For purposes of this MTA, Client’s Digital Assets are referred to as “Client Digital Assets,” Client’s cash is referred to as “Client Cash,” and Client Digital Assets and Client Cash are together referred to as “Client Assets.”

2.2	Within the Trading Platform, Coinbase provides access to two types of accounts with balances relating to Client Assets: (1) the “Trading Balance” (as described below in Section 2.3) and (2) the “Vault Balance” (as described below in Section 2.5). The Trading Account provides a record of both the Trading Balance and the Vault Balance. Client determines the allocation of its Client Digital Assets between the Trading Balance and the Vault Balance. Maintenance of the Vault Balance shall be subject to the terms of the Custody Agreement; provided, however, Client’s Trading Balance is separate from any Digital Assets Client maintains directly with Coinbase Custody.

2.3	Client Digital Assets credited to the Trading Balance are immediately available to Client for purposes of submitting an Order. Coinbase holds Digital Assets credited to the Trading Balance in one of three ways: (i) in omnibus hot wallets (each, an “Omnibus Hot Wallet”); (ii) in omnibus cold wallets (each, an “Omnibus Cold Wallet”); and (iii) in Coinbase’s accounts with the Connected Trading Venues (“Coinbase Connected Trading Venue Digital Asset Balance”). Client agrees that Coinbase has sole discretion in determining the allocation of Digital Assets credited to the Trading Balance. Because Digital Assets credited to the Trading Balance are held on an omnibus basis and because of the nature of certain Digital Assets, Client does not have an identifiable claim to any particular Digital Asset. Instead, Client’s Trading Balance represents an entitlement to a pro rata share of the Digital Assets Coinbase has allocated to the Omnibus Hot Wallets, Omnibus Cold Wallets and Coinbase Connected Trading Venue Digital Asset Balance. Coinbase relies on the Connected Trading Venues for the Coinbase Connected Trading Venue Digital Asset Balance, and Client has no contractual relationship with the Connected Trading Venues with respect to Digital Assets credited to the Trading Balance.

2.4	Client may maintain Client Cash in the Trading Balance but not in the Vault Balance. Coinbase holds Client Cash credited to the Trading Balance in one of three ways: (i) in one or more omnibus accounts in Coinbase’s name for the benefit of customers at one or more U.S. insured depository institutions (each, an “FBO account”); (ii) with respect to USD, liquid investments, which may include but are not limited to U.S. treasuries and money market funds, in accordance with state money transmitter laws; and (iii) in Coinbase’s omnibus accounts at Connected Trading Venues. Coinbase will title the FBO accounts it maintains with U.S. depository institutions and maintain records of Client’s interest in a manner designed to enable receipt of Federal Deposit Insurance Corporation (“FDIC”) deposit insurance, where applicable and up to the deposit insurance limits applicable under FDIC regulations and guidance, on Client Cash for the Client’s benefit on a pass-through basis. Coinbase does not guarantee that pass-through FDIC deposit insurance will apply to Client Cash, since such insurance is dependent in part on compliance of the depository institutions. Coinbase may also title its accounts at some or all Connected Trading Venues and maintain records of Client interests in those accounts in a manner consistent with FDIC requirements for pass- through deposit insurance, but availability of pass-through deposit insurance, up to the deposit insurance limits applicable under FDIC regulations and guidance, is also dependent on the actions of the Connected Trading Venues and any depository institutions they use, which may not be structured to provide pass-through deposit insurance. FDIC insurance applies to cash deposits at banks and other insured depository institutions in the event of a failure of that institution, and does not apply to any Coinbase Entity or to any Digital Asset held by a Coinbase Entity on Client’s behalf. Client Cash is immediately available to Client for purposes of submitting an Order, unless a restriction applies.

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2.5	At Client’s election, all or a portion of Client Digital Assets may also be allocated to the Vault Balance which is held in a Custodial Account in Client’s name at Coinbase Custody pursuant to the Custody Agreement. Such Vault Balance will be divided between segregated hot storage in Client’s name (“Hot Vault Balance”) and segregated cold storage in Client’s name (“Cold Vault Balance”). Client shall have sole discretion to allocate Digital Assets between the Hot Vault Balance and Cold Vault Balance. Digital Assets in the Hot Vault Balance may be transferred immediately to Client’s Trading Balance unless a restriction applies. A transfer of Digital Assets in the Cold Vault Balance to Client’s Trading Balance will be subject to Coinbase Custody’s standard cold storage withdrawal procedures. Client hereby appoints Coinbase as Client’s agent for purposes of instructing Coinbase Custody to transfer Client Digital Assets between Client’s Vault Balance and Client’s Trading Balance. Client agrees that an Instruction to Coinbase to settle an Order to or from Client’s Vault Balance constitutes authorization to Coinbase to transfer Client Digital Assets to or from Client’s Vault Balance as necessary or appropriate to consummate such settlement.

2.6	In all circumstances and consistent with laws and regulations applicable to Coinbase, Coinbase will keep an internal ledger that specifies the Client Assets credited to Client’s Trading Balance and enables Coinbase and its auditors and regulators to identify Client and the Client Assets.

2.7	Coinbase treats all Client Assets as custodial assets held for the benefit of Client. No Client Assets credited to the Trading Balance shall be considered to be the property of, or loaned to, Coinbase, except as provided in any loan agreement between Client and any Coinbase Entity. Neither Coinbase nor any Coinbase Entity will sell, transfer, loan, rehypothecate or otherwise alienate Client’s Assets credited to Client’s Trading Balance unless instructed by Client pursuant to an agreement between Client and a Coinbase Entity.

3.	Role of Coinbase Custody

3.1	To facilitate the Trading Services, Coinbase may at its sole discretion maintain portions of the Omnibus Hot Wallet and the Omnibus Cold Wallet in one or more custodial FBO accounts with its affiliate, Coinbase Custody. In such circumstances, although the Omnibus Hot Wallet and the Omnibus Cold Wallet are held in Coinbase’s FBO accounts with Coinbase Custody, Client’s legal relationship for purposes of Digital Assets held in the Omnibus Hot Wallet and the Omnibus Cold Wallet will not be, directly or indirectly, with Coinbase Custody and the terms, conditions and agreements relating to those wallets are to be governed by this MTA.

3.2	Client Digital Assets held in the Hot Vault Balance and Cold Vault Balance are maintained directly between Client and Coinbase Custody in Client’s name and are subject to the terms of the Client’s Custody Agreement.

4.	Cash and Digital Asset Deposits and Withdrawals

4.1	To deposit Client Cash, Client must initiate a transfer from a linked bank account, a wire transfer, a SWIFT transfer, or other form of electronic payment approved by Coinbase from time to time to Coinbase’s bank account, the instructions for which are available on the Coinbase Prime Broker Site. Coinbase will credit the Trading Balance with Client Cash once the associated cash is delivered to Coinbase.

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4.2	To withdraw Client Cash, Client may also initiate a withdrawal of Client Cash from the Trading Balance at any time using the withdrawal function on the Trading Platform.

4.3	To deposit Client Digital Assets, Clients may transfer Client Digital Assets directly to the Omnibus Hot Wallet or Omnibus Cold Wallet, the instructions for which are available on the Coinbase Prime Broker Site. Client may transfer funds to and among its Hot Vault Balance or Cold Vault Balance. When Client transfers Digital Assets to Coinbase or Coinbase Custody, it delivers custody and control of the Digital Assets to Coinbase, Coinbase Custody or Coinbase’s designee, as applicable. Client represents and warrants that any Digital Asset so transferred shall be free and clear of all liens, claims and encumbrances.

4.4	To withdraw Client Digital Assets, Client must provide applicable Instructions via the Coinbase Prime Broker Site (“Withdrawal Transfer”). Once Client has initiated a Withdrawal Transfer, the associated Client Digital Assets will be in a pending state and will not be included in the Client’s Trading Balance or Vault Balance. Client acknowledges that Coinbase may not be able to reverse a Withdrawal Transfer once initiated. Client may withdraw Client Digital Assets at any time, subject to delays for Digital Assets held in Cold Vault Balance, and any applicable account restrictions.

4.5	Client must verify all transaction information prior to submitting withdrawal Instructions to Coinbase, as Coinbase cannot and does not guarantee the identity of the wallet owner or bank account to which Client is sending Client Digital Assets or Client Cash, as applicable. Coinbase shall have no liability, obligation, or responsibility whatsoever for Client Cash or Client Digital Asset transfers sent to or received from an incorrect party or sent or received via inaccurate Instructions.

5.	Disruption to Trading Platform

5.1	Client acknowledges that electronic facilities and systems such as the Trading Platform are vulnerable to disruption, delay or failure and, consequently, such facilities and systems may be unavailable to Client as a result of foreseeable and unforeseeable events. Client understands and agrees that Coinbase does not guarantee uninterrupted access to the Trading Platform or all features of the Trading Services. Client acknowledges that although Coinbase will attempt to provide notice of any scheduled or unscheduled unavailability that would result in Client being unable to access the Trading Platform or the Trading Services, Coinbase cannot guarantee advanced notice to Client.

5.2	Coinbase may, in its sole discretion, take any of the following actions, and in the case of clause (i), shall use reasonable efforts to provide Client with as much prior notice as is practicable: (i) halt or suspend Trading Services, including trading on the Trading Platform or the trading of any Digital Assets or currency, or (ii) impose limits on the amount or size of Client’s Orders. Coinbase shall have no liability, obligation, or responsibility to Client as a result of making any changes to or suspending the Trading Platform.

6.	Coinbase Trading Rules and Order Types

6.1	Client agrees to comply with the Coinbase Trading Rules in effect at the time of any Order. Client agrees to review and become familiar with the terms of the various types of Orders (each an “Order Type”) available through the Trading Service. A detailed description of the terms of all Orders is contained in the Coinbase Trading Rules. Coinbase reserves the right to modify the terms of any Order Type and the Coinbase Trading Rules at any time and without prior notice to Client, and Client acknowledges that it is solely responsible for ensuring knowledge of applicable Order Types and Coinbase Trading Rules prior to placing an Order.

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6.2	Coinbase may modify the terms of, or cancel, any Order executed on Trading Platform if Coinbase determines in its sole reasonable discretion that the Order was clearly erroneous according to the Coinbase Trading Rules. Coinbase shall have no liability, obligation, or responsibility to Client as a result of exercising its rights under this Section 6.

7.	Coinbase Supported Digital Assets

Coinbase determines in its sole discretion which Digital Assets to support for use with the Trading Services, as specified on the Coinbase Prime Broker Site. Not all Digital Assets supported for Custodial Services are also supported for Trading Services.

8.	Coinbase Execution Services

8.1	At Coinbase’s sole discretion, Client may elect to submit Orders to Coinbase Execution Services (“CES”), a Trading Service through which CES personnel will execute Orders on behalf of Client. CES will execute Orders by using automated trade routing services through Client’s Prime Broker Account or by filling Orders on Coinbase’s over-the-counter (“OTC”) trading service (“OTC Services”). Coinbase has sole and absolute discretion to accept or reject any Order. Coinbase and Client may communicate regarding Instructions related to Orders on a mutually agreed communication medium, including instant messaging, email, and telephone.

8.2	CES brokers Orders on a commercially reasonable basis as Client’s agent and may exercise discretion in executing Orders. Client must pre-fund its Trading Balance and/or establish a credit arrangement with Coinbase prior to submitting Orders. By electing to use CES, Client agrees that it is authorizing CES personnel to access its Prime Broker Account to initiate and execute Orders. Client acknowledges that CES personnel will retain access to the Client Prime Broker Account until Client provides Coinbase with Instructions to terminate such access. Absent express written agreement between the Parties, Coinbase will accept Orders only from Authorized Representatives that are designated in the Client’s Prime Broker Account as having trading authority with respect to the Prime Broker Account.

8.3	For OTC Services, CES personnel will confirm the terms of an Order (which terms shall include asset, quantity, price, settlement timing and fees) with Client prior to executing the Order. Coinbase has policies and procedures in place that are reasonably designed to prevent the disclosure of any Client identity to its OTC counterparty. Coinbase may, in its sole and absolute discretion, accept the following statements (or similar or analogous statements) as Client’s final and binding agreement to the terms of an Order: “done,” “I buy,” “bought,” “I sell,” or “sold.” A completed, executed and settled Order will be reflected in Client’s Prime Broker Account.

8.4	For Orders fulfilled via OTC Services (“OTC Orders”), each of Client’s and its OTC counterparty’s confirmations of the terms of the OTC Order deems such OTC Order as binding and final, and thereby executed. Client’s failure to timely settle an executed OTC Order in accordance with the settlement terms will constitute a default under the Coinbase Prime Brokerage Agreement. Upon Client’s default of an OTC Order:

(a)	In addition to all rights under this Coinbase Prime Broker Agreement, Coinbase may exercise any rights of a secured creditor with respect to its interests in Client’s assets, and may exercise all other rights under agreements between Client and any of the Coinbase Entities. The Coinbase Entities agree that they will exercise their secured creditor rights, including rights to setoff under Section 17 of the General Terms, with respect to Client’s Trading Balance before exercising their secured creditor rights with respect to the Vault Balance in the Client’s Custodial Account.

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(b)	Client hereby grants to Coinbase a continuing first priority security interest in, lien on and right of set off against all of Client’s right, title and interest, whether now owned or existingor hereafter acquired or arising, in Client’s Trading Balance and Vault Balance in the Client’s Custodial Account together with proceeds thereof, in order to secure repayment of costs, fees, and all other obligations of Client to Coinbase arising hereunder from time to time. Client shall execute such documents and take such other actions as Coinbase shall reasonably request in order to perfect and maintain the priority of the Coinbase’s security interest with respect to Client’s Trading Balance and Vault Balance in Client’s Custodial Account.

(c)	Client hereby authorizes Coinbase Custody, as securities intermediary with respect to the Custodial Account, to comply with all instructions and entitlement orders from Coinbase, as secured party, with respect to the disposition of assets in Client’s Vault Balance in the Custodial Account as contemplated herein without further consent or direction from Client or any other party. Coinbase Custody agrees to follow such instructions and entitlement orders without further consent or direction from Client or any other party.

(d)	Without prior notice to Client, Coinbase shall have the right to: (i) transfer Client Assets from Client’s Trading Balance to Coinbase to settle the OTC Order subject to default, and/or (ii) liquidate or cancel outstanding OTC Orders (including OTC Orders that have been submitted or are in the process of being fulfilled).

(e)	Without prior notice to Client, Coinbase may suspend or terminate the Client’s ability to receive extensions of credit from Coinbase Credit, regardless of whether Client has cured the default.

If the above actions are not sufficient to satisfy all obligations of Client to Coinbase in respect of OTC Orders subject to default, Coinbase shall have the right to liquidate any and all of Client’s assets and positions held with Coinbase or Coinbase Custody, including the Trading Balance and Vault Balance in Client’s Custodial Account, to cover any Losses incurred by Client’s failure to settle the OTC Order. In connection with liquidating such assets, Client authorizes Coinbase, in Coinbase’s sole discretion, to liquidate any of Client’s Digital Assets in a commercially reasonable sale at the market price that otherwise applies to such Digital Assets at the time of liquidation, without regard to whether Client would recognize a gain or loss on such sale or would recognize a greater or lesser gain or loss if different Digital Assets were sold. Client understands that the value of Digital Assets may rise or fall quickly, and Coinbase has no obligation to liquidate Client’s Digital Assets at a time that provides the best price for Client. Client agrees that Digital Assets held in its Trading Balance and the Vault Balance in Client’s Custodial Account are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may decline speedily in value. Client agrees that if Coinbase exercises its setoff rights or secured party remedies against Client’s Digital Assets, that Coinbase may value such Digital Assets using the same valuation method and same process that is otherwise used when Digital Assets are sold on the Trading Platform or any other commercially reasonable valuation method. A sale by Coinbase of Client’s Digital Assets, without notice, at a private sale using the valuation and method described above shall be a commercially reasonable method of disposition.

9.	Determination of Suitability; All Risks Not Disclosed

Coinbase’s provision of the Trading Services is neither a recommendation that Client enter into a particular Order nor a representation that any product described on the Trading Platform is suitable or appropriate for Client. Many of the Trading Services described on Trading Platform involve significant risks, and Client should not use the Trading Services unless it has fully understood all such risks and has independently determined that such Orders are appropriate. Any discussion of the risks contained in this MTA or on the Trading Platform should not be considered to be a disclosure of all risks or a complete discussion of the applicable risks.

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10.	Characterization of Trading Services; Not a Registered Broker-Dealer or Investment Adviser

Client understands and acknowledges that no transactions executed in connection with Client’s Trading Account or the Trading Services are securities transactions, and Coinbase is not registered with the U.S. Securities and Exchange Commission as a broker-dealer or an investment adviser or licensed under any state securities laws. Coinbase is not acting as a fiduciary in respect of Client (including in connection with its rights under this MTA) and does not have any responsibility under the standards governing the conduct of broker-dealers, fiduciaries, investment advisers or investment managers. Client agrees and acknowledges that any information or advice provided by Coinbase or any other Coinbase Entity does not and will not serve as the basis of any investment decision by Client.

11.	Coinbase Corporate Accounts

Coinbase and its affiliates may transact through Trading Accounts on the Trading Platform (“Coinbase Corporate Accounts”) for purposes including inventory management, to facilitate Client Orders, and for other corporate purposes. To the extent that a Coinbase Corporate Account transacts on the Trading Platform, the Coinbase Corporate Account (i) will not have any special priority vis-a-vis Client Orders and will be subject to the Coinbase Trading Rules, (ii) will trade only on Market Data available to all Clients, and (iii) will not access any non-public data of other Clients. Coinbase’s internal ledger will indicate the amount of each Digital Asset held for each client and each such Coinbase Corporate Account.

12.	Term, Termination and Suspension

12.1	Regardless of any other provision of this MTA, Coinbase may, in its sole discretion, suspend, restrict or terminate the Client’s Trading Services, including by suspending, restricting or closing the Client’s Trading Account, in accordance with the General Terms.

12.2	If Client is subject to termination, Client agrees to transfer any Client Assets off the Trading Platform within thirty (30) days of receipt of the termination notice unless such transfer is otherwise prohibited (i) under applicable law, including any sanctions programs, or (ii) by a facially valid subpoena or court order. Client agrees to promptly provide Coinbase with Instructions as to where its Client Assets should be transferred, and agrees that failure to do so within thirty (30) days of receipt of notice of termination may result in Client Assets being transferred to the Client’s linked bank account or Digital Asset wallet on file, in each case subject to off-set for any outstanding obligations to any Coinbase Entity in accordance with the General Terms. Final disbursement of assets may be delayed until any remaining obligations or indebtedness have been satisfied. Client is responsible for all debits, costs, commissions, and losses arising from any actions Coinbase must take to liquidate or close transactions in the Client’s Trading Account.

13.	Unclaimed Property

If Coinbase is holding Client Assets in the Trading Balance, has no record of Client’s use of the Trading Services for an extended period, and is otherwise unable to contact Client, Coinbase may be required under applicable laws, rules or regulations to report these assets as unclaimed property and to deliver such unclaimed property to the applicable authority. Coinbase may deduct a dormancy fee or other administrative charge from such unclaimed funds, as permitted by applicable laws, rules or regulations.

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